UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                   Commission File Number       1-4199
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                                 Bestfoods
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           (Exact name of registrant as specified in its charter)

                             700 Sylvan Avenue
                            International Plaza
                      Englewood Cliffs, NJ 07632-9976
                               (201) 894-4000
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            (Address, including zip code, and telephone number,
     including area code, of registrant's principal executive offices)

                            6.50% Notes due 2002
                           6.875% Notes due 2003
                            6.44% Notes due 2005
                            6.15% Notes due 2006
                            7.00% Notes due 2017
                            7.25% Notes due 2026
                           6.625% Notes due 2028
                            5.60% Notes due 2097
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          (Title of each class of securities covered by this Form)


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    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)        |_|        Rule 12h-3(b)(1)(i)        |X|
          Rule 12g-4(a)(1)(ii)       |_|        Rule 12h-3(b)(1)(ii)       |_|
          Rule 12g-4(a)(2)(i)        |_|        Rule 12h-3(b)(2)(i)        |_|
          Rule 12g-4(a)(2)(ii)       |_|        Rule 12h-3(b)(2)(ii)       |_|
                                                Rule 15d-6                 |_|

Approximate number of holders of record as of the certification or notice date:_______________

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                   Issue                                     Holders
                   -----                                     -------
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           6.50% Notes due 2002                                 2
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           6.875% Notes due 2003                               50
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           6.44% Notes due 2005                                 2
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           6.15% Notes due 2006                                70
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           7.00% Notes due 2017                                20
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           7.25% Notes due 2026                                17
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           6.625% Notes due 2028                               34
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           5.60% Notes due 2097                                13
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Bestfoods has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  October 4, 2000                     By: /s/ EDUARDO B. SANCHEZ
                                              --------------------------
                                              Vice President, General Counsel